Exhibit 99.1

Contact:	Media Relations Carissa Ramirez 212 762 6834	Investor Relations Suzanne Charnas 212 761 3043

For Immediate Release

Nobuyuki Hirano Elected to Morgan Stanley Board of Directors

NEW YORK, March 10, 2009 – Morgan Stanley (NYSE: MS) announced today that Nobuyuki Hirano will be joining its Board of Directors as the director nominated by Mitsubishi UFJ Financial Group, Inc. (“MUFG”), Japan’s largest financial group and the world’s second largest bank holding company.  In October 2008, MUFG made a $9 billion equity investment in Morgan Stanley as part of a global strategic alliance.

Mr. Hirano is a Director of MUFG and a Senior Managing Director of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is the core commercial banking unit of MUFG.  Over the course of his career, Mr. Hirano has held numerous senior level positions in Japan and abroad with the financial group since joining The Mitsubishi Bank, Ltd. in 1974.

John J. Mack, Chairman and Chief Executive Officer of Morgan Stanley, said, “Mr. Hirano brings significant international banking experience and will play an integral role with Morgan Stanley and MUFG as we pursue strategic opportunities across both firms.  His broad experience in banking will be a great asset to our Board and Firm as we continue to build our franchise.”

Laura D’Andrea Tyson, Chair of the Board’s Nominating and Governance Committee, said, “We are honored and fortunate to welcome Mr. Hirano to the Morgan Stanley Board of Directors.  His global leadership and financial services experience will be most valuable to the Board and Firm and underscore Morgan Stanley’s commitment to being a worldwide leader in finance.  We look forward to working with Mr. Hirano on our Board.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 37 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

# # #